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                                                                   EXHIBIT 10.25


[FIRST UNION LOGO]            MARKETING AGREEMENT

THIS AGREEMENT, hereinafter called "Agreement", made as of __, 2001, by and between FIRST UNION CORPORATION, 201 South Tryon Street, Charlotte, NC 28202, hereinafter called "First Union", and TEAMSTAFF, Inc., 300 Atrium Drive, Somerset, NJ 08873, hereinafter called "TeamStaff".

IN CONSIDERATION of the mutual promises, covenants, and agreements made and contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. DEFINITIONS: When used herein with initial capitalizations, whether in the singular or in the plural, the following terms shall have the following meanings:

          "BUSINESS BANKERS" = FUNB relationship managers assigned to Business Banking Customers.

          "BUSINESS BANKING CUSTOMERS" = Non-individual businesses which are customers of First Union and have revenues of less than $10 million per annum.

          "EARN OUT CASH PAYMENT" = a one time payment by TeamStaff to First Union in an amount equal to ________________dollars ($____.00) for each Customer employee who becomes a leased or co-employee of TeamStaff as of the commencement date of the service agreement between TeamStaff and the Customer provided the employee (i) becomes a full-time leased or co-employee scheduled to work a minimum of 1,500 hours per annum, and (ii) is leased or co-employed by TeamStaff for a period of sixty (60) days.

          "RM REFERRAL CASH PAYMENT" = a one time payment by TeamStaff to First Union in an amount equal to ______ dollars ($_____) for each Customer employee who becomes a leased or co-employee of TeamStaff as of the commencement date of the service agreement between TeamStaff and the Customer, provided the employee becomes a full-time leased or co-employee scheduled to work a minimum of 1,500 hours per annum.

          "CUSTOMER" = Business Banking Customer referred by FUNB to TeamStaff.

          "EFFECTIVE DATE" = The date first set forth above, subject to the provisions of Paragraph 5 below.

          "FIRST UNION" = First Union Corporation and all banks and other organizations which are or hereafter become subsidiaries of, or otherwise controlled by, First Union Corporation, including FUNB, and any bank or other organization which may hereafter acquire a controlling interest in First Union Corporation or any of its subsidiaries.

          "FUNB" = First Union National Bank

          "MODEL PROFILE" = The Business Banker Customer profile defined in Exhibit A.

          "SERVICES" = Employee leasing, administrative human resource services and other outsourcing services provided in the normal and ordinary course of the professional employer organization or employee leasing business; provided, however, the term "Services" shall not include services that are solely payroll processing services.

          "TARGETED GEOGRAPHIC MARKETS" = FUNB geographic markets as defined in Exhibit A.

     2. MARKETING PROGRAM: FUNB will promote and market TeamStaff's Services to it Business Banking Customers, and TeamStaff will offer its Services to Customers referred by FUNB that meet TeamStaff's underwriting criteria. The promotional, marketing and servicing responsibilities of the parties are set forth in Exhibit A attached hereto.



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     3. EXCLUSIVITY: First Union agrees that it will not enter into any referral or joint marketing relationship during the term of this Agreement with any other provider of Services to promote such Services through Business
     Bankers who call on Business Banking Customers. The foregoing exclusivity provisions shall not apply (i) to marketing or promoting similar services through websites owned or sponsored by First Union, (ii) to First Union offering such Services itself, (iii) to payroll processing services, (iv) in the event of a merger by First Union where First Union is not the surviving entity or an acquisition of or by First Union where the acquiror or the entity being acquired either offers Services itself or has an existing contractual relationship with a provider of Services substantially similar to the relationship contemplated by this Agreement, or (v) to referrals of Customers who do not fit the Model Profile described in Exhibit B attached hereto. TeamStaff agrees that it will not enter into any referral or joint marketing relationship during the term of this Agreement with any financial institution in a market that has been prioritized and scheduled as a rollout market pursuant to Exhibit A hereof, unless expressly consented to in writing by First Union, which consent shall not be unreasonably withheld.

     4. COMPENSATION: In consideration for its marketing services hereunder, First Union will be entitled to the following compensation:

          a. TeamStaff will pay RM Referral Cash Payments to First Union. By way of example and not by way of limitation, if ten full-time employees of a Customer scheduled to work a minimum of 1,500 hours per annum become leased or co-employees of TeamStaff as of the commencement date of the service agreement between TeamStaff and the Customer, a RM Referral Cash Payment of $_________ shall be due to First Union. In the event of termination of this Agreement, RM Referral Cash Payments will be due with respect to referrals provided prior to termination but for which TeamStaff enters into service agreement(s) with Customer(s) within six (6) months after termination of this Agreement. RM Referral Cash Payments will be paid to First Union on a monthly basis on or before 45 days following the close of the month in which the relevant Customer's service agreement with TeamStaff commences.

          b. TeamStaff will also pay Earn Out Cash Payments to First Union. By way of example and not by way of limitation, if ten full-time employees of a Customer scheduled to work a minimum of 1,500 hours per annum (i) become leased or co-employees of TeamStaff as of the commencement date of the service agreement between TeamStaff and the Customer and (ii) remain employed or leased by TeamStaff for a period of sixty (60) days, then an Earn Out Cash Payment of $___________ shall be due to First Union. In the event of termination of this Agreement, Earn Out Cash Payments will be due with respect to referrals provided prior to termination but for which TeamStaff enters into service agreement(s) with Customer(s) within six (6) months after termination of this Agreement. Earn Out Cash Payments will be paid to First Union within ten (10) days following the last day of each calendar quarter for each Earn Out Cash Payment that accrued during the prior calendar quarter.

          c. First Union will have the right to audit TeamStaff's books and records no more than one time per calendar year during regular business hours and upon five business days notice to determine payments due First Union. In the event it is determined that TeamStaff has inaccurately reported payments due First Union by more than 5% for any one year period, TeamStaff shall reimburse First Union for all reasonable out of pocket costs of such audit.

     5. TERM: Notwithstanding the execution of this Agreement, this Agreement shall not be deemed effective ("Effective Date") and binding upon the parties until the closing date of the proposed merger transaction between BrightLane.com, Inc. and TeamStaff. This Agreement shall not be effective, in any event, if closing of the proposed merger transaction between BrightLane.com, Inc. and TeamStaff does not occur by September 30, 2001. The term of this Agreement shall commence on the Effective Date, and end two years later. Upon completion of the initial two year period, the Agreement will continue indefinitely until terminated by either party upon not less than 90 days prior written notice to the other. Notwithstanding the foregoing, either party shall have the right to terminate this Agreement upon sixty (60) days written notice to the other (i) with respect to any state or jurisdiction in the event applicable law or regulation prevents such party from continuing to perform its obligations under this Agreement with respect to such state or jurisdiction, or (ii) with respect to the


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     entire Agreement in the event federal law or regulation prevents such party from continuing to perform its obligations under this Agreement.

     6. RELATIONSHIP BETWEEN THE PARTIES: First Union and TeamStaff agree that each is acting independently of the other, that they are not parties to a joint venture, and that neither is an agent of the other. The services of TeamStaff are to be rendered as an independent contractor. TeamStaff will conduct its own investigation of each Customer, and waives any reliance on First Union as to the performance of the Customers. First Union makes no representations or warranties, oral or written, of any kind with respect to the Customers, including but not limited to the financial status, business or authority of the Customers.

     7. USE OF NAME: Other than as contemplated in this Agreement, neither party shall use the other's name in advertising or marketing materials, without the prior written approval of the other party, unless required by law or state or federal securities regulations. Any use by one party of the name or logo of the other party in marketing materials shall be approved in writing by the other party prior to such use.

     8. INDEMNIFICATION: Each party agrees to indemnify, defend and hold harmless the other party, and any officer, director, employee or agent thereof (each of the foregoing being hereinafter referred to individually as the "Indemnified Party") against all liability (including reasonable attorneys' fees and costs) to third parties (other than liability solely the fault of the Indemnified Party) arising from the performance of such party or its agents of services provided in connection with or as a result of this Agreement or the performance or non-performance of such party's obligations pursuant to this Agreement. The obligation to indemnify shall survive the expiration or termination of this Agreement by either party for any reason. The indemnifying party may, at its option, conduct the defense in any such third party action arising as described herein and the Indemnified Party shall cooperate fully with such defense.

     9. COMPLIANCE WITH LAWS: Each party represents and warrants that it shall perform its obligations under this Agreement in accordance with the prevailing reasonable commercial standards applicable thereto, and in compliance with all applicable statutes, acts, ordinances, laws, rules, regulations, codes, and standards.

     10. EQUAL EMPLOYMENT: Both parties agree that they shall not discriminate against any employee or applicant for employment because of race, creed, color, age, sex, national origin, marital status, liability for service in the armed forces, disability due to veteran status, status as veteran of the Vietnam era, or the handicapped. Both parties certify that they do not and shall not maintain facilities for their employees in a segregated manner or permit their employees to perform their services at any location under their control where segregated facilities are maintained.

     11. CONFIDENTIAL INFORMATION: Each party agrees that information concerning the other party's business (including that of all corporate affiliates and subcontractors) is "Confidential Information" and proprietary to each party and shall be maintained in confidence and not disclosed, used or duplicated, except as described in this section. Confidential Information may include, without limitation, lists of, or other information relating to and identified with customers (including Customer information provided in connection with referrals), former or prospective customers or applicants, business volumes or usage, financial information, pricing information, information related to mergers or acquisitions, systems, software, software documentation, software source documents, manuals, formulas, security procedures, practices, specifications, information concerning business plans or business strategy, presentations, proposals, technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, samples, data, inventions, know-how, processes, apparatus, equipment, algorithms, formulae, and all information related to the party's current, future, and proposed products and services, and the subject matter of this Agreement. Each party may use Confidential Information of the other only in connection with performance under this Agreement. Except as described in this Agreement, the parties shall not copy Confidential Information or disclose Confidential Information to persons who do not need Confidential Information in order to perform under this Agreement. Confidential Information shall be returned to the party seeking to protect such information upon request of the other party. Confidential Information does not include information that is generally known or available to the public or that is not treated as confidential by the party claiming such information to be confidential, provided, however, that this exception shall not apply (i) to any publicly available information to the extent that the disclosure or sharing of the information by one or both parties is subject to any limitation,


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     restriction, consent, or notification requirement under any applicable federal or state information privacy law or regulation then in effect, or
     (ii) Customer information provided in connection with a referral. In the event it is necessary for either party to disclose Confidential Information to a third party in order to perform either party's duties hereunder, the party so disclosing shall disclose only such Confidential Information as is necessary for such third party to perform its obligations and shall, before such further disclosure is made: (i) obtain the prior written consent (which shall not be unreasonably withheld or delayed) of the owner of such Confidential Information; and (ii) deliver to the owner of the Confidential Information a copy, certified by such party as being true and correct, of an agreement, acceptable to the owner of the Confidential Information, prohibiting the third party's redisclosure, duplication or reuse of any Confidential Information. If requested by either party, any employee, representative, agent or subcontractor of the other party shall enter into a non-disclosure agreement with the owner of the Confidential Information to protect rights of the owner of the Confidential Information. A breach of either party's confidentiality obligations may cause the aggrieved party to suffer irreparable harm in an amount not easily ascertained. The parties agree that such breaches, whether threatened or actual, will give the non-breaching party the right to terminate this Agreement immediately, obtain equitable relief, i.e., obtain an injunction to restrain such disclosure or use without the requirement of posting a bond, and pursue all other remedies said party may have at law or in equity. The obligations of this section shall survive the expiration or termination of this Agreement by either party for any reason.

     12. FORCE MAJEURE: In the event that either party is unable to perform any of its obligations under this Agreement, or to enjoy any of its benefits because of an event wholly beyond its control, including without limitation fire, natural disaster, and an action or decree of a governmental body (a "Force Majeure Event"), the party who has been so affected shall immediately give written notice to the other party and use reasonable efforts to resume performance. Upon receipt of such notice, performance of the affected obligations under this Agreement shall be temporarily suspended for the duration of the Force Majeure Event. If the period of nonperformance exceeds thirty (30) days from the receipt of such notice, the party whose ability to perform has not been so affected may, by giving written notice, terminate this Agreement. As applied to this section, and to determine whether an event is wholly beyond control of a party, strikes, slowdowns, or other labor related delays are not Force Majeure Events.

     13. LIMITATION OF LIABILITY: Neither First Union nor TeamStaff shall be liable to the other party for any indirect, special, consequential, incidental or punitive damages. THIS LIMITATION SHALL NOT DIMINISH EITHER PARTY'S OBLIGATION TO INDEMNIFY, HOLD HARMLESS AND DEFEND THE OTHER PARTY UNDER THE TERMS OF THIS AGREEMENT.

     14. GOOD STANDING AND PERMITS: TeamStaff represents and warrants that it is in good standing in the state of its organization, is qualified to do business in each state in which it operates, except where failure to be so qualified would not have an adverse effect on its ability to perform its obligations under this Agreement, and has all licenses and permits necessary or required to so operate, except where failure to have such licenses and permits would not have an adverse effect on its ability to perform its obligations under this Agreement. TeamStaff shall provide copies or other evidence of qualifications, licenses or permits to First Union upon request. First Union represents and warrants that it is in good standing in the state of its organization, is qualified to do business in each state in which it operates, except where failure to be so qualified would not have an adverse effect on its ability to perform its obligations under this Agreement, and has all licenses and permits necessary or required to so operate, except where failure to have such licenses and permits would not have an adverse effect on its ability to perform its obligations under this Agreement. First Union will provide copies or other evidence thereof to TeamStaff upon request.

     15. AUTHORITY: TeamStaff and First Union each represent and warrant to the other that the execution, delivery, and performance of this Agreement by such party have been duly approved by all necessary corporate action, and do not conflict with, or result in a material breach of, the articles of organization or by-laws of such party, any material agreement by which such party is bound, or any law, regulation, rule, judgment, or decree of any governmental instrumentality or court having jurisdiction over such party. Each party further represents that this Agreement has been duly executed by such party and constitutes a valid and legally binding obligation of such party enforceable in accordance with its terms.



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     16.TERMINATION FOR CAUSE: The occurrence of any of the following events constitute an event of default (`Default") under the Agreement:

          a. Breach of the confidentiality obligations under Section 11 of this Agreement;

          b. If either party becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation or insolvency or for the appointment of a receiver for it which is not dismissed within sixty (60) days, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations;

          c. Failure to remit payments due under this Agreement within 30 days of the due date; or

          d. Breach of any other material duty or obligation hereunder which is not cured within thirty (30) days of receipt of written notice specifying the nature of the claimed default from the non-breaching party, or with respect to those defaults which cannot reasonably be cured within thirty (30) days, failure to present and diligently pursue to the satisfaction of the non-breaching party a plan and completion date for curing such default.

     Following the occurrence of such Default and expiration of any applicable cure period, the non-breaching party may terminate this Agreement.

     17. APPLICABLE LAW, VENUE, ARBITRATION: This Agreement shall be governed by and interpreted in accordance with the laws of North Carolina, without giving effect to its conflicts of laws principles. Venue in any judicial action or proceeding arising out of or relating to this Agreement shall be proper in the state or federal courts located in Mecklenburg County, North Carolina. Upon demand of any party hereto, whether made before or after institution of any judicial action or proceeding, any dispute, claim, or controversy arising out of or relating to this Agreement shall be resolved by binding arbitration administered and conducted under the Commercial Arbitration Rules of the American Arbitration Association and Title 9 of the United States Code. Any arbitration hearing shall take place at Charlotte, North Carolina. The arbitrators shall have no power to change any of the provisions of this Agreement in any respect, nor shall they have any power to make an award for reformation, and the jurisdiction of the arbitrators is hereby expressly limited accordingly. In any arbitration, each party shall bear its own fees and costs, including, arbitration filing fees, , witness fees, expert fees, arbitration panel fees, and travel fees. A judgment upon the arbitration award may be entered in any court having jurisdiction. Nothing in this section, however, shall prevent either party from seeking equitable relief from a court of competent jurisdiction for the other party's breach of its confidentiality obligations or infringement of intellectual property rights.

     18. SUBCONTRACTS AND ASSIGNMENT: Neither party shall assign, in whole or part, any of its obligations under this Agreement without the other party's written consent, except however, either party may assign any benefits or obligations under this Agreement to any "affiliate" (as defined in 11 U.S.C. 101(2)). The assignor under such assignment shall remain liable under the Agreement. Neither party shall subcontract any portion of its performance obligations under an Agreement without the other party's prior written approval of the subcontractor.

     19. MISCELLANEOUS: Termination of this Agreement shall not release either party from its respective obligations hereunder with regard to services already performed, including, without limitation, obligations of payment, and from the confidentiality and indemnity provisions hereof. Any invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity of any other of its provisions. In the event any provision is declared invalid by a court of competent jurisdiction, this Agreement shall be reformed in such as a manner as to effectuate the intent of the parties. No term or provision hereof shall be deemed waived and no breach excused unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. Failure to exercise a right or remedy at law or granted hereunder shall not be deemed a waiver of such right or remedy. Failure to claim default hereunder shall not waive any default.



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     20. NOTICES: All notices or other communications required or contemplated herein shall be sufficient and deemed delivered if in writing and deposited with the United States Postal Service, postage prepaid via certified mail or an overnight courier, addressed to the parties as set forth below, or to such other address as may be changed from time to time by notice duly given in writing.

     To: TeamStaff, Inc.                     To: First Union Corporation
         300 Atrium Drive                        301 S. Tryon Street
         Somerset, NJ 08873                      Charlotte, NC  28288-0852
         Attention: Donald Kappauf               Attention: Wade Nield, Director of
                                                 Wholesale Marketing

         Add copies to:                      With copies to:
         Goldstein & DiGioia, LLP
         369 Lexington Avenue                First Union Corporation
         New York, New York 10017            eVentures
         Attention:  Brian C. Daughney       201 S. Tryon Street, NC1012
                                             Charlotte, NC 28202
                                             Attention: Carolyn Hoopes

                                             First Union Corporation
                                             Finance Operations Strategic Sourcing
                                             1525 West W.T. Harris Blvd.
                                             Charlotte, NC  28288-0860
                                             Attention: Director of Strategic Sourcing

     21. ENTIRE AGREEMENT: This Agreement, including all documents referred to herein and attached hereto, constitutes the entire agreement of the parties on the subject matter hereof and supersedes all prior representations, understandings and agreements between the parties with respect to such subject matter. The documents referred to herein and attached hereto shall be read together with this Agreement to determine the parties' intent. If there is a conflict between or among such documents, this Agreement shall be the final expression of the parties' intent.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

     FIRST UNION CORPORATION                  TEAMSTAFF, INC.


     By: ____________________________         By: ______________________________
     Name: __________________________         Name: ____________________________
     Title: _________________________         Title: ___________________________
     Date: __________________________         Date: ____________________________






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                                    EXHIBIT A

         ATTACHED TO AND MADE A PART OF THE MARKETING AGREEMENT BETWEEN
                   FIRST UNION CORPORATION AND TEAMSTAFF, INC.
                                DATED ____, 2001

FUNB and TeamStaff will mutually determine the initial markets to roll out the Services of TeamStaff to its Business Banking Customers. FUNB will provide access by TeamStaff to its Business Bankers serving the states and the District of Columbia comprising the FUNB franchise ("Targeted Geographic Markets") which may be expanded by the parties' mutual agreement. TeamStaff and FUNB will agree periodically, in writing, to prioritize and schedule the rollout of TeamStaff service offerings to each of these markets during the term of the Agreement.


    FUNB Responsibilities:

     A. FUNB will promote the TeamStaff Services to its Business Banking Customers through its Business Bankers by, among other things:

               - facilitating attendance by Business Bankers at TeamStaff marketing meetings in the Targeted Geographic Markets; and

               - designating an individual for each Targeted Geographic Market to coordinate promotional efforts with TeamStaff.

     B. FUNB shall also provide the marketing services described in the attached Exhibit C. First Union's obligation to provide these services will supercede and replace any other obligations of First Union to provide marketing services for the benefit of Brightlane.com, Inc.


    TeamStaff Responsibilities:

     A. TeamStaff will diligently attempt to provide Services to Customers referred to TeamStaff by FUNB. TeamStaff will contact Customers referred by FUNB within five business days of receipt of a referral.

     B. TeamStaff will provide a Model Profile for Customers best able to use the Services which is attached as Exhibit B, and which may be modified by TeamStaff from time to time as mutually agreed by First Union and TeamStaff ("Model Profile").

     C. TeamStaff will track and provide monthly reporting on all sales generated from referrals from FUNB. Reporting will be generated monthly and will provide detailed customer information which shall include sale date, number of sales units (FTEs), customer name, and unique transaction identifier, and will indicate the name of Business Banker who made the referral and the Business Banker's employee identification number.

     D. TeamStaff will reimburse First Union for reasonable out of pocket costs and expenses First Union incurs associated with marketing the Services; provided TeamStaff has consented in writing to the cost or expense before it is incurred. First Union's obligation to incur out of pocket costs and expenses in performance of this Agreement, and TeamStaff's obligation to reimburse such expenses and costs shall not exceed $50,000.00 during any rolling twelve-month period.

     E. TeamStaff will make available to First Union any customer satisfaction data or other information created by or on behalf of TeamStaff with respect to Customers.



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                                    EXHIBIT B

         ATTACHED TO AND MADE A PART OF THE MARKETING AGREEMENT BETWEEN
                  FIRST UNION CORPORATION AND TEAMSTAFF, INC.
                                DATED ____, 2001

For a Customer to be considered to fit the "Model Profile," it should meet the following criteria:

     -    Current customer or prospective customer of FUNB.

     -    At least 10 employees not greater than 250 employees.

     - Business should be in one of the SIC classifications targeted by TeamStaff. TeamStaff will provide First Union with a list of the standard industry classifications, which meet its underwriting guidelines.

     - Located within one hour of one of the Targeted Geographic Markets by First Union and TeamStaff to participate in the rollout.

     - Where TeamStaff is provided basic profile information by FUNB which shall consist of (i) company name, (ii) address, (iii) key contact,
          (iv) telephone number, (v) number of employees, and (vi) industry SIC.

     - Where a decision-maker in the business agrees to at least a preliminary visit by a TeamStaff representative.





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                                    EXHIBIT C

         ATTACHED TO AND MADE A PART OF THE MARKETING AGREEMENT BETWEEN
                   FIRST UNION CORPORATION AND TEAMSTAFF, INC.
                                DATED ____, 2001

Until such time as TeamStaff has adequate sales coverage and operational infrastructure throughout all FUNB markets, FUNB's marketing services (other than those contained in Exhibit A) will be limited to:

- Business Banker pitchbook will be updated to include information about TeamStaff Services.

- Business Banking profiles will be modified to reflect the information necessary to determine Business Banking Customer appropriateness for TeamStaff Services.

- Create a product fact sheet that can be used in prospective Business Banking Customer calling efforts.


At such time as First Union determines, in its reasonable discretion, that TeamStaff has adequate sales force coverage and operational infrastructure to adequately service FUNB customers, regardless of their geographic location in the United States, FUNB will provide the following marketing services for the benefit of TeamStaff for the remaining term of this Agreement (in addition to those provided in Exhibit A and above):

- TeamStaff will be made the VIP partner for Services. TeamStaff will be included in the VIP brochure sent to Business Banking Customers and will be featured at the FUNB VIP partner section of its website.

- A description of TeamStaff's Services will be included in statement stuffers to FUNB's Business Banking Customers.

- Include TeamStaff in VIP mailing campaign to small and mid-size business customers







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